Exhibit 23.3

Consent of Health Advances LLC (“Health Advances”)

As a strategy consulting firm in the healthcare industry, Health Advances hereby consents to the use of any data contained in this Registration Statement on Form S-1, and any and all amendments and supplements thereto (as so amended and/or supplement, the “Registration Statement”), which references Health Advances as the source of such data and to all references to Health Advances included in such Registration Statement.

Dated: September 6, 2019

Health Advances LLC

By:	/s/ Wyatt Gotbetter

Name:	Wyatt Gotbetter
Title:	Partner

Address:	Health Advances LLC
9 Riverside Road
Weston MA 02493